Exhibit 4.4

FORM 53-901F

SECURITIES ACT

MATERIAL CHANGE REPORT UNDER
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
AND EQUIVALENT LEGISLATION OF OTHER JURISDICTIONS

Item 1.	REPORTING ISSUER

Cardiome Pharma Corp. 6190 Agronomy Road, 6th Floor Vancouver, BC V6T 1Z3

Item 2.	DATE OF MATERIAL CHANGE

February 11, 2005

Item 3.	PRESS RELEASE

February 11, 2005 – Vancouver, British Columbia

Item 4.	SUMMARY OF MATERIAL CHANGE

Cardiome Pharma Corp announced results for the physician-sponsored “La Plata” clinical study for oxypurinol in congestive heart failure (CHF) patients.

Item 5.	FULL DESCRIPTION OF MATERIAL CHANGE

See attached press release.

Item 6.	RELIANCE ON SECTION 85(2) OF THE SECURITIES ACT (BRITISH COLUMBIA) AND EQUIVALENT LEGISLATION OF OTHER JURISDICTIONS

Not Applicable.

Item 7.	OMITTED INFORMATION

Not Applicable.

Item 8.	SENIOR OFFICER

Name: Christina Yip
Title: Vice President, Finance and Administration
Phone No.: 604-677-6905

Item 9.	STATEMENT OF SENIOR OFFICER

The foregoing accurately discloses the material change referred to herein.

Dated at Vancouver, British Columbia, this 11th day of February, 2005.

CARDIOME PHARMA CORP.
Per:
Christina Yip,
Vice President, Finance and Administration

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

FOR IMMEDIATE RELEASE    NASDAQ: CRME    TSX: COM

CARDIOME REPORTS OXYPURINOL CLINICAL RESULTS

Vancouver, Canada, February 11, 2005 Cardiome Pharma Corp. (NASDAQ: CRME) (TSX: COM) today announced results for the physician-sponsored “La Plata” clinical study for oxypurinol in congestive heart failure (CHF) patients. The blinded, placebo-controlled 60-patient study showed a statistically-significant improvement in an important measurement of cardiac function, the left ventricle ejection fraction (LVEF).

The randomized, double-blind, placebo controlled trial involved 28 days of oral dosing of oxypurinol in CHF patients with LVEF < 40% and class II-III CHF as rated by the New York Heart Association classification system. The trial enrolled a total of 60 patients, of whom 47 met the entry criteria. The remaining 13 patients enrolled had LVEF exceeding 40%, as measured by blinded reading of echocardiograms upon completion of the study.

Following 28 days of oral daily dosing (600 mg/day), LVEF increased by 6.8% (p=0.017) relative to placebo in the 47 patients who met the prospectively-defined entry criteria. The 6.8% average absolute improvement over placebo represented an average relative increase in cardiac output of 22.6% for the patients receiving oxypurinol. Decreases in serum uric acid of 17.0 mg/L (p< 0.001) relative to placebo, were also demonstrated in patients who met the entry criteria (n=47). Improvement in the 6 minute walk was seen in both treatment groups. However no statistically significant difference between the two groups was observed. No safety concerns were noted.

“The large physiological effect of oxypurinol demonstrated in this study further confirms our confidence in this program.” stated Dr. Charles Fisher, Cardiome’s Chief Medical Officer. “We are especially encouraged that the observed improvement compares well with existing therapeutic alternatives such as beta-blockers and cardiac resynchronization.”

Interim results for this study were presented at a satellite symposium to the Heart Failure Society of America’s annual meeting in September 2004. Cardiome is also currently conducting a phase 2 study (called OPT-CHF) testing the benefit of six months of daily dosing of oxypurinol (600 mg/day) on clinical outcomes of 400 heart failure patients. The last patient was enrolled in OPT-CHF in December of 2004. Results of the OPT-CHF study are expected to be released in the third quarter of 2005.

About Cardiome Pharma Corp.

Cardiome Pharma Corp. is a product-focused cardiovascular drug development company with three clinical drug programs, two of which focus on atrial arrhythmia (intravenous and oral dosing) and one directed at congestive heart failure.

Cardiome’s lead anti-arrhythmic product, RSD1235, is designed to be an acute-use, intravenous (IV) administration treatment for termination of atrial fibrillation (AF) and a chronic-use oral drug for the maintenance of normal heart rhythm following termination of AF. RSD1235 selectively blocks ion channels in the heart that are known to be active during episodes of AF. Cardiome reported Phase 3 results for IV RSD1235 in December 2004. Of the 237 patients with recent-onset atrial fibrillation (AF), 52% of those receiving an IV dose of RSD1235 converted to normal heart rhythm, as compared to 4% of placebo patients (p< .001). There were no cases of drug-related “Torsades de Pointes”. Controlled-release oral formulations of RSD1235 are currently being evaluated in Phase 1 clinical trials.

Cardiome’s lead drug in the congestive heart failure (CHF) area is oxypurinol, a xanthine oxidase inhibitor. CHF is the failure of the heart to pump blood at a rate sufficient to support the body’s needs. Oxypurinol is currently in a Phase 2 clinical trial that will evaluate the safety and effectiveness of oxypurinol in the treatment of patients with moderate to severe symptomatic CHF.

Cardiome is traded on the Toronto Stock Exchange (COM) and the NASDAQ National Market (CRME). Further information about Cardiome can be found at www.cardiome.com.

For Further Information:
Don Graham
Director of Corporate Communication
(604) 676-6963 or Toll Free: 1-800-330-9928
Email: dgraham@cardiome.com

Forward-Looking Statement Disclaimer

Statements contained in this news release relating to future results, events and expectation are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company’s annual report on Form 40-F. The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.